The Board of Directors
First National Bank:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to changes in accounting for certain investments in debt and equity securities, postretirement benefits other than pensions and income taxes.



                                                 /s/ KPMG PEAT MARWICK LLP


Roanoke, Virginia
May 2, 1996


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